EXHIBIT 99.1

Dionex Enters Into Agreement With Caliper Life Sciences to Acquire Product Line for Water Sample Preparation

SUNNYVALE, Calif., Nov. 10, 2008 (GLOBE NEWSWIRE) -- Dionex, Inc. (Nasdaq:DNEX), a leading provider of liquid chromatography analysis instrumentation has entered into an agreement with Caliper Life Sciences, Inc., to purchase Caliper's AutoTrace(r) line of products, which had sales of $3.1 million in 2007. The AutoTrace SPE workstation automates the extraction of large volume aqueous samples prior to analysis. It is a globally established platform with approved methods and applications such as the EPA 500 and 600 series for environmental testing of drinking water.

"Dionex is dedicated to water analysis and is the only separations science company to provide instrumentation, columns and applications that are perfectly suited for determination of both inorganic and organic contaminants," says Dr. Lukas Braunschweiler, CEO and President of Dionex. "The addition of the AutoTrace product line is an important step in our strategy to focus on sample preparation in the water industry and to provide sensitive and robust IC and HPLC methods for environmental analysis. Together with our Accelerated Solvent Extraction technology ASE(r), AutoTrace will enable us to better respond to our customer needs in tracing minute amounts of contaminants in critical liquid samples."

Dionex is a leading manufacturer and marketer of liquid chromatography and extraction systems, consumables, and software for chemical analysis. The company's systems are used worldwide in environmental analysis and by the life sciences, chemical, petrochemical, food and beverage, power generation, and electronics industries. Our expertise in applications and instrumentation helps analytical scientists to evaluate and develop pharmaceuticals, establish environmental regulations, and produce better industrial products.

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107